Exhibit (a)(1)
American Spectrum Realty, Inc.
2401 Fountain View, Suite 750
Houston, Texas 77057
January 12, 2015

Dear Stockholder:

Enclosed please find a copy our Company’s Schedule 14D-9 (the “Schedule”) filed with the Securities and Exchange Commission.  The Schedule was filed in response a tender offer by Coastal Realty Business Trust and SCM Special Fund 3, LP  pursuant to which they are offering to purchase up to 190,000 shares of our of Common  Stock at a purchase price of $0.25 per Share.  The Schedule contains important information concerning the offer.  Please read it carefully.

Additional information about our Company and the offer may be found on the Commission’s website at http://www.sec.gov/edgar/searchedgar/companysearch.html.

If you have any questions regarding the foregoing, please do not hesitate to contact us at (713) 706-6200.

Very truly yours,

/s/ William J. Carden

William J. Carden
Chairman of the Board, President and
Chief Executive Officer

Enclosure

Forward-Looking Statements

This letter may include certain forward-looking statements with respect to the Offer.  These forward looking statements may generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Forward looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward looking statements. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K filed with the SEC on October 31, 2014, in the sections entitled “Risk Factors” (Part I, Item 1A) and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (Part II, Item 7). The reader is cautioned not to unduly rely on these forward looking statements. We expressly disclaim any intent or obligation to update or revise publicly these forward looking statements except as required by law.